Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated and combined financial statements and notes thereto appearing elsewhere in this report. Where appropriate, the following discussion includes analysis of the effects of our initial public offering, the formation transactions and related refinancing transactions and certain other transactions. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this Form 10-K entitled “Forward-Looking Statements.” Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the sections in this report entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

Our company. We completed our initial public offering, or IPO, of common stock on November 3, 2004. We have operated in a manner that we believe has enabled us to qualify and have elected to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986 as amended (the Code). Our company was formed on March 9, 2004. During the period from our formation until we commenced operations in connection with the completion of our IPO, we did not have any corporate activity other than the issuance of shares of common stock in connection with the initial capitalization of our company. Because we believe that a discussion of the results of our company prior to the completion of our IPO would not be meaningful, we have set forth below a discussion of historical combined operations for our company and our company’s Predecessor and as such, any reference in the Management’s Discussion and Analysis of Financial Condition and Results of Operations to “our,” “we” and “us” in this Item 7 includes the Predecessor.

Business and strategy. Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and to maximize returns to our stockholders. We expect to achieve our objectives by focusing on our core business of investing in technology-related real estate. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of corporate enterprise data center and technology industry tenants. Most of our properties contain fully redundant electrical supply systems, multiple power feeds, above-standard precision cooling systems, raised floor areas, extensive in-building communications cabling and high-level security systems. We focus solely on technology-related real estate because we believe that the growth in corporate data center adoption and the technology-related real estate industry generally will be superior to that of the overall economy.

Since the acquisition of our first property in 2002 and through December 31, 2005, we acquired an aggregate of 43 technology-related real estate properties with 8.1 million net rentable square feet excluding approximately 1.1 million square feet of space held for redevelopment. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria. We expect to continue to acquire additional assets as a key part of our growth strategy. We intend to aggressively manage and lease our assets to increase their cash flow.

We may acquire properties subject to existing mortgage financing and other indebtedness or new indebtedness may be incurred in connection with acquiring or refinancing these properties. Debt service on such indebtedness will have a priority over any dividends with respect to our common stock and our preferred stock. We currently intend to limit our indebtedness to 60% of our total market capitalization and, based on the closing price of our common stock on December 31, 2005 of $22.63, our ratio of debt to total market capitalization was approximately 33% as of December 31, 2005. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), excluding options issued under our incentive award plan, plus the liquidation value of our preferred stock, plus the aggregate value of the units not held by us, plus the book value of our total consolidated indebtedness.

In addition, we may sell properties from time to time that no longer meet our business objectives. In June 2006, 7979 East Tufts Avenue met the criteria to be presented as held for sale, which resulted in the reclassification of the operating results of this property to discontinued operations for all periods presented. This property was sold on July 12, 2006.

Revenue Base. As of December 31, 2005, we owned 43 properties through our operating partnership, including 7979 East Tufts Avenue, which we sold on July 12, 2006. These properties are located throughout the U.S., with three properties located in Europe, and contain a total of approximately 8.1 million net rentable square feet excluding approximately 1.1 million square feet held for redevelopment. We acquired our first portfolio property in January 2002, an additional four properties through December 31, 2002, eight properties during the year ended December 31, 2003 11 properties during the year ended December 31, 2004 and 19 properties during the year ended December 31, 2005. As of December 31, 2005, the properties in our portfolio were approximately 93.9% leased excluding 1.1 million square feet held for redevelopment at an average annualized rent per leased square foot of $20.51. Due to the capital intensive and long term nature of the operations being supported, our lease terms are generally longer than standard commercial leases. At December 31, 2005, our average lease term was 12.5 years, with an average of 7.3 years remaining. Our lease expirations through 2008 are 8.4% of net rentable square feet excluding space held for redevelopment or 8.2% of aggregate annualized rent as of December 31, 2005. Revenues from properties outside the United States were $6.0 million and $4.4 for the years ended December 31, 2005 and 2004, respectively.

Operating expenses. Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs, as well as rental expenses on our ground leases. For our Predecessor, a significant portion of the general and administrative type expenses have been reflected in the asset management fees that were paid to GI Partners’ related-party asset manager. The asset management fees were based on a fixed percentage of capital commitments made by the investors in GI Partners, a portion of which have been allocated to our Predecessor. Since the consummation of our IPO, our asset management function has been internalized and we are incurring our general and administrative expenses directly. Prior to April 2005, we had a transition services agreement with CB Richard Ellis Investors with respect to transitional accounting and other services. In addition, as a public company, we are incurring significant legal, accounting and other expenses related to corporate governance, Securities and Exchange Commission reporting and compliance with the various provisions of Sarbanes-Oxley Act of 2002. In addition, we engaged third-party property managers to manage most of our properties. As of December 31, 2005, 32 of our properties were managed by affiliates of CB Richard Ellis, an affiliate of GI Partners.

Formation Transactions. In connection with the completion of our IPO, our operating partnership received contributions of direct and indirect interests in 23 of the properties in our portfolio in exchange for consideration that included cash, assumption of debt, and an aggregate of 38,262,206 units in our operating partnership (with the cash, assumed debt and units having an aggregate value of $1,097.7 million based on the IPO price per share of $12.00).

We accounted for the ownership interests contributed to us by GI Partners in exchange for a partnership interest in our operating partnership as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the assets and liabilities contributed by GI Partners are accounted for by our operating partnership at GI Partners’ historical cost. We utilized purchase accounting to account for the acquisition of ownership interests in 200 Paul Avenue 1-4 and 1100 Space Park Drive, which were contributed to us by third parties in exchange for interests in our operating partnership, cash and the assumption of debt and the 10% minority ownership interest in 2323 Bryan Street, which was contributed to us by our joint venture partner in exchange for an interest in our operating partnership and the repayment of debt. Accordingly, the purchase price for these interests, which are equal to the value of the operating partnership units that we issued in exchange for these interests plus cash paid and debt assumed, were allocated to the assets acquired and liabilities assumed based on the fair value of the assets and liabilities.

Factors Which May Influence Future Results of Operations

Rental income. The amount of net rental income generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. Excluding 1.1 million square feet held for redevelopment, as of December 31, 2005, the occupancy rate in the properties in our portfolio was approximately 93.9% of our net rentable square feet, including 7979 East Tufts Avenue.

The amount of rental income generated by us also depends on our ability to maintain or increase rental rates at our properties. Included in our approximately 8.1 million square feet of net rentable square feet at December 31, 2005 is approximately 264,000 net rentable square feet of space with extensive data center improvements that is currently, or will shortly be, available for lease, or already has been leased. We had leased approximately 123,000 square feet of this space at December 31, 2005. Rather than leasing all of this space to large single tenants, we are subdividing some of it for multi-tenant turn-key data center use, with tenants averaging between 100 and 15,000 square feet of net rentable space. Multi-tenant turn-key data centers are effective solutions for tenants who lack the expertise or capital budget to provide their own extensive data center infrastructure and security. As experts in data center construction and operations we are able to lease space to these tenants at a significant premium over other uses. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Future economic downturns or regional downturns affecting our submarkets or downturns in the technology-related real estate industry that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. At December 31, 2005 one tenant, VarTec Telecom, Inc. (VarTec) was in bankruptcy and leased approximately 156,000 square feet of net rentable space across three separate properties and was current on all of its rental obligations. In January 2006 VarTec notified us of its intention to file a motion to reject its lease of approximately 8,600 square feet in our 2323 Bryan Street property. The motion was granted by the bankruptcy court on February 21, 2006 and as such, this lease was rejected effective February 28, 2006. We are currently considering options to pursue appropriate economic relief through the bankruptcy court.

Scheduled lease expirations. Our ability to re-lease expiring space will impact our results of operations. In addition to approximately 0.5 million square feet of available space in our portfolio excluding approximately 1.1 million square feet available for redevelopment as of December 31, 2005, leases representing approximately 2.9% and 1.8% of the square footage of our portfolio excluding redevelopment space are scheduled to expire during the 12-month periods ending December 31, 2006 and 2007, respectively. The leases scheduled to expire in the 12-month periods ending December 31, 2006 and 2007 represent approximately 2.3% and 2.1%, respectively, of our total annualized base rent.

Conditions in significant markets. As of December 31, 2005, our portfolio was geographically concentrated in the following metropolitan markets;

Metropolitan Market	Percentage of total annualized rent
Silicon Valley	24.3%
Chicago	14.9%
Dallas	13.0%
San Francisco	8.3%
Los Angeles	8.1%
Boston	6.3%
Philadelphia	4.7%
New York	4.4%
Other	16.0%

100.0%

Operating expenses. Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs, as well as rental expenses on our ground leases. We are also incurring general and administrative expenses, including expenses relating to the internalization of our asset management function, as well as significant legal, accounting and other expenses related to corporate governance, Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act. Increases or decreases in such operating expenses will impact our overall performance. As a relatively new public company, we expect to incur additional operating expenses as we expand our various business functions.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based upon our consolidated and combined financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 2 to our financial statements included elsewhere in this report. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this report.

Investments in Real Estate

Acquisition of real estate. The price that we pay to acquire a property is impacted by many factors including the condition of the buildings and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the buildings and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases and any debt assumed from the seller or loans made by the seller to us. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. Our allocation methodology is summarized in Note 2 to our consolidated and combined financial statements. These allocation assessments have a direct impact on our results of operations. For example, if we were to allocate more value to land, there would be no depreciation with respect to such amount. If we were to allocate more value to the buildings as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time. This potential effect occurs because the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in our consolidated and combined statements of operations.

Useful lives of assets. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Asset impairment evaluation. We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Capitalization of costs.

We capitalize pre-acquisition costs related to probable property acquisitions. We also capitalize direct and indirect costs related to construction and development, including property taxes, insurance and financing costs relating to space under development. Costs previously capitalized related to any property acquisitions no longer considered probable are written off. The selection of costs to capitalize and which acquisitions are probable is subjective and depends on many assumptions including the timing of potential acquisitions and the probability that future acquisitions occur. If we made different assumptions in this respect we would have a different amount of capitalized costs in the periods presented leading to different net income.

Revenue Recognition

Rental income is recognized using the straight-line method over the terms of the tenant leases. Deferred rents included in our balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over the rental revenue that would be recognized under the terms of the leases. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized over the remaining term of the lease, effective as of the date the lease modification is finalized, assuming collection is not considered doubtful. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We must make subjective estimates as to when our revenue is earned and the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Share-based awards

We recognize compensation expense related to share-based awards. We generally amortize this compensation expense over the vesting period of the award. The calculation of the fair value of share-based awards is subjective and requires several assumptions over such items as expected stock volatility, dividend payments and future company results. These assumptions have a direct impact on our net income because a higher share-based awards amount would result in lower net income for a particular period.

Results of Operations

The discussion below relates to our financial condition and results of operations for the years ended December 31, 2005, 2004 and 2003. We have combined the results of operations for the period from November 3, 2004 through December 31, 2004 and the period from January 1, 2004 through November 2, 2004 to provide a meaningful comparison to the results of operations for the other years. A summary of our results for the years ended December 31, 2005, 2004 and 2003 was as follows (in thousands).

Year ended December 31,	2005	2004	2003
	(revised)	(revised)	(revised)
Statement of Operations Data:
Total revenues	$202,705	$99,974	$61,633
Total expenses	177,361	104,329	44,896

Income (loss) from continuing operations before minority interests	$25,344	$(4,355)	$16,737

(Loss) income from discontinued operations before minority interests	$(987)	$(1,326)	$54

Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of such growth, a period-to-period comparison of our financial performance focuses primarily on the impact on our revenues and expenses resulting from the new property additions to our portfolio. On a “same store” property basis, our revenues and expenses have remained substantially stable as a result of the generally consistent occupancy rates at our properties. The following table identifies each of the properties in our portfolio acquired from January 1, 2003 through December 31, 2005.

Acquired Properties	Metropolitan Area	Acquisition date	Redevelopment Space(1)	Net Rentable Square Feet excluding redevelopment space	Square Feet including redevelopment space	Occupancy Rate December 31, 2005(2)
Balance at December 31, 2002			19,890	1,125,292	1,145,182

Year Ended December 31, 2003
34551 Ardenwood Boulevard 1-4	Silicon Valley	Jan. 2003	—	307,657	307,657	100.0%
2440 Marsh Lane	Dallas	Jan. 2003	—	135,250	135,250	100.0
2010 East Centennial Circle	Phoenix	May 2003	—	113,405	113,405	100.0
375 Riverside Parkway	Atlanta	June 2003	123,891	126,300	250,191	100.0
3300 East Birch Street	Los Angeles	Aug. 2003	—	68,807	68,807	100.0
4055 Valley View Lane	Dallas	Sept. 2003	—	240,065	240,065	94.3
47700 Kato Road & 1055 Page Avenue	Silicon Valley	Sept. 2003	—	183,050	183,050	100.0
7979 East Tufts Avenue(3)	Denver	Oct. 2003	—	366,184	366,184	89.0

Subtotal			123,891	1,540,718	1,664,609

Year Ended December 31, 2004
100 Technology Center Drive	Boston	Feb. 2004	—	197,000	197,000	100.0
4849 Alpha Road	Dallas	April 2004	—	125,538	125,538	100.0
600 West Seventh Street	Los Angeles	May 2004	59,319	430,759	490,078	90.8
2045 & 2055 LaFayette Street	Silicon Valley	May 2004	—	300,000	300,000	100.0
100 & 200 Quannapowitt Parkway	Boston	June 2004	—	386,956	386,956	100.0
11830 Webb Chapel Road	Dallas	Aug. 2004	—	365,648	365,648	93.3
150 South First Street	Silicon Valley	Sept. 2004	—	187,334	187,334	98.5
3065 Gold Camp Drive	Sacramento	Oct. 2004	—	62,957	62,957	100.0
200 Paul Avenue 1-4	San Francisco	Nov. 2004	37,630	494,608	532,238	95.8
1100 Space Park Drive	Silicon Valley	Nov. 2004	85,542	82,409	167,951	94.9
3015 Winona Avenue	Los Angeles	Dec. 2004	—	82,911	82,911	100.0

Subtotal			182,491	2,716,120	2,898,611

Year Ended December 31, 2005
833 Chestnut Street	Philadelphia	Mar. 2005	119,660	535,098	654,758	91.5
1125 Energy Park Drive	Minneapolis/St. Paul	Mar. 2005	—	88,134	88,134	100.0
350 East Cermak Road	Chicago	May 2005	263,208	870,183	1,133,391	92.2
8534 Concord Center Drive	Denver	June 2005	—	82,229	82,229	100.0
2401 Walsh Street	Silicon Valley	June 2005	—	167,932	167,932	100.0
200 North Nash Street	Los Angeles	June 2005	—	113,606	113,606	100.0
2403 Walsh Street	Silicon Valley	June 2005	—	103,940	103,940	100.0
4700 Old Ironsides Drive	Silicon Valley	June 2005	—	90,139	90,139	100.0
4650 Old Ironsides Drive	Silicon Valley	June 2005	—	84,383	84,383	100.0
731 East Trade Street	Charlotte	Aug. 2005	—	40,879	40,879	100.0
113 North Myers	Charlotte	Aug. 2005	10,501	18,717	29,218	100.0
125 North Myers	Charlotte	Aug. 2005	13,242	12,151	25,393	85.8
Paul van Vlissingenstraat 16	Amsterdam, Netherlands	Aug. 2005	—	112,472	112,472	62.0
600-780 S. Federal	Chicago	Sept. 2005	—	161,547	161,547	84.1
115 Second Avenue	Boston	Oct. 2005	55,569	12,500	68,069	—
Chemin de l’Epinglier 2	Geneva, Switzerland	Nov. 2005	—	59,190	59,190	100.0
251 Exchange Place	Northern Virginia	Nov. 2005	—	70,982	70,982	100.0
7500 & 7520 Metro Center Drive	Austin	Dec. 2005	74,962	45,000	119,962	100.0%
3 Corporate Place	New York	Dec. 2005	283,124	—	283,124	—

Subtotal			820,266	2,669,082	3,489,348

Total			1,146,538	8,051,212	9,197,750

(1)	Redevelopment space requires significant capital investment in order to develop data center facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built data center space that was not completed by previous ownership and requires a large capital investment in order to build out the space.

(2)	Occupancy rates exclude redevelopment space.
(3)	Classified as held for sale in June 2006 and sold on July 12, 2006.

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004 and comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

Portfolio

As of December 31, 2005, our portfolio consisted of 43 properties with an aggregate of 8.1 million net rentable square feet excluding 1.1 million square feet held for redevelopment compared to a portfolio consisting of 24 properties with an aggregate of 5.4 million net rentable square feet excluding space held for redevelopment as of December 31, 2004 and a portfolio consisting of 13 properties with an aggregate of 2.7 million net rentable square feet excluding space held for redevelopment as of December 31, 2003. The increase in our portfolio reflects the acquisition of 11 properties in 2004 and 19 properties in 2005.

Revenues

Total revenues from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2005	2004	2003	2005 v 2004	2004 v 2003	2005 v 2004	2004 v 2003
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental	$158,428	$83,869	$48,673	$74,559	$35,196	88.9%	72.3%
Tenant reimbursements	37,174	16,004	8,632	21,170	7,372	132.3%	85.4%
Other	7,103	101	4,328	7,002	(4,227)	6,932.7%	(97.7%)

Total Revenues	$202,705	$99,974	$61,633	$102,731	$38,341	102.8%	62.2%

As shown by the same space and new properties table shown below, the increases in rental revenues and tenant reimbursement revenues in the year ended December 31, 2005 compared to 2004 were primarily due to our acquisitions of properties leading to a higher portfolio size in later years. These factors also caused the increases in rental revenues and tenant reimbursements in the year ended December 31, 2004 compared to 2003. Other revenues changes in the years presented were primarily due to varying tenant termination revenues. We acquired 19, 11 and seven properties during the years ended December 31, 2005, 2004 and 2003 respectively, excluding 7979 East Tufts Avenue, a property acquired in October 2003 which we classified as a discontinued operation for all periods presented.

The following table shows total revenues from continuing operations for new properties (properties that were not owned for each of the full years ended December 31, 2005 and 2004) and same space properties (in thousands).

	Same space Year Ended December 31,			New properties Year Ended December 31,
	2005	2004	Change	2005	2004	Change
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental	$56,216	$56,690	$(474)	$102,212	$27,179	$75,033
Tenant reimbursements	11,735	10,288	1,447	25,439	5,716	19,723
Other	528	62	466	6,575	39	6,536

Total Revenues	$68,479	$67,040	$1,439	$134,226	$32,934	$101,292

Same space tenant reimbursement revenues increased in the year ended December 31, 2005 compared to 2004 primarily as a result of increased operating expenses leading to higher tenant reimbursement income and favorable outcomes of tenant reimbursement billings in 2005.

Expenses

Total expenses from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2005	2004	2003	2005 v 2004	2004 v 2003	2005 v 2004	2004 v 2003
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental property operating and maintenance	$41,030	$17,081	$8,205	$23,949	$8,876	140.2%	108.2%
Property taxes	20,992	8,601	4,479	12,391	4,122	144.1%	92.0%
Insurance	2,728	1,751	597	977	1,154	55.8%	193.3%
Interest	37,724	23,102	10,022	14,622	13,080	63.3%	130.5%
Asset management fees to related party	—	2,655	3,185	(2,655)	(530)	(100.0%)	(16.6%)
Depreciation and amortization	59,616	28,789	15,637	30,827	13,152	107.1%	84.1%
General and administrative	12,615	20,989	312	(8,374)	20,677	(39.9%)	6,627.2%
Net loss from early extinguishment of debt	1,021	283	—	738	283	260.8%	(100.0%)
Other	1,635	1,078	2,459	557	(1,381)	51.7%	(56.2%)

Total expenses	$177,361	$104,329	$44,896	$73,032	$59,433	70.0%	132.4%

As shown in the same space expense and new properties table below, total expenses in the year ended December 31, 2005 increased compared to 2004 primarily as a result of higher operating expenses following acquisition of properties. The increase in total expenses in the year ended December 31, 2004 compared to 2003 was also due to expenses incurred in connection with the completion of our IPO and the related formation transactions. The following table shows expenses from continuing operations for new properties (properties that were not owned for each of the full years ended December 31, 2005 and 2004) and same space properties (in thousands).

	Same space Year Ended December 31,			New properties Year Ended December 31,
	2005	2004	Change	2005	2004	Change
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental property operating and maintenance	$12,124	$10,385	$1,739	$28,906	$6,696	$22,210
Property taxes	5,747	6,473	(726)	15,245	2,128	13,117
Insurance	659	923	(264)	2,069	828	1,241
Interest	17,342	15,108	2,234	20,382	7,994	12,388
Depreciation and amortization	19,388	19,267	121	40,228	9,522	30,706
Net loss from early extinguishment of debt	150	135	15	871	148	723
Other	315	963	(648)	1,320	115	1,205

Total property related expenses	55,725	53,254	2,471	109,021	27,431	81,590
Asset management fees to related party(1)	—	2,655	(2,655)	—	—	—
General and administrative(1)	12,615	20,989	(8,374)	—	—	—

	$68,340	$76,898	$(8,558)	$109,021	$27,431	$81,590

(1)	Asset management fees to related party and general and administrative expenses are included in same store as they are not allocable to specific properties.

Rental property operating and maintenance expenses included amounts paid to affiliates of CB Richard Ellis Investors for property management and other fees of $1.2 million, $1.1 million and $0.4 million in the years ended December 31, 2005, 2004 and 2003, respectively. Same space rental property and maintenance expenses increased in 2005 compared to 2004 primarily as a result of utility rate increases in the Dallas region.

Property taxes increases in the years presented were primarily a result of new properties acquired in later years leading to a larger expense. Same space property taxes decreased in the year ended December 31, 2005 compared to 2004 primarily due to a favorable outcome of appealing a property tax amount at 4055 Valley View Lane.

Insurance expense increases in the years presented was primarily a result of new properties acquired in later years leading to a larger expense. Same space insurance decreased in the year ended December 31, 2005 compared to 2004 primarily as a result of more favorable insurance rates on our properties following a more established insurance history and claim pattern of properties under our ownership.

Interest expense increases were associated with new mortgage and other secured debt incurred primarily in connection with the properties added to our portfolio. The increase in interest related to property acquisitions in all years presented was partially offset by a reduction in interest related to loans repaid or refinanced. Same space interest expense increased in 2005 compared to 2004 primarily because the interest rates obtained on interest rate swaps upon completion of our IPO in November 2004 were higher than interest rates prevailing throughout 2004. This effect was partially offset by the repayment of $22.0 million of a mezzanine loan in November 2005.

For the years ended December 31, 2004 and 2003 the monthly asset management fee to a related party was based on a fixed percentage of capital commitments by the investors in GI Partners, a portion of which was allocated to the Company Predecessor. Effective as of the completion of our IPO, no such fees are allocated to us.

Depreciation and amortization expense increases were primarily due to our acquisitions of properties leading to a higher portfolio size in later years. We acquired 19, 11 and 7 properties during the years ended December 31, 2005, 2004 and 2003 respectively, excluding 7979 East Tufts Avenue, a property acquired in October 2003 which we classified as a discontinued operation for all periods presented.

The changes in general and administrative expenses for the years presented was caused by higher expenses in 2005 offset by $17.9 million of compensation expense recorded upon completion of our IPO related to fully vested long-term incentive units granted in connection with the IPO in 2004. As a public company, we are incurring significant legal, accounting and other costs related to corporate governance, Securities and Exchange Commission reporting and other public company overhead. We incurred higher general and administrative expenses as we internalized our accounting functions in 2005, partially related to increased staff necessary to manage the growth of operations. In addition we incurred expenses related to compliance with the requirements of the Sarbanes Oxley Act. Prior to the completion of our IPO, general and administrative expenses were incurred by our Predecessor’s related party asset manager and our Predecessor incurred an asset management fee, which is included separately in the combined statement of operations.

Net loss from early extinguishment of debt related to prepayment costs and the write offs of unamortized deferred financing costs when we prepaid loans. The net loss from early extinguishment of debt increased in the year ended December 31, 2005 compared to 2004 as a result of higher loan prepayments. There were no loan prepayments in 2003.

Other expenses are primarily comprised of write-offs of the carrying amounts for deferred tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases. Other expenses during the years presented varied as a result of the level of terminations and the carrying values of the assets associated with the leases that terminated early. Same store other expenses decreased in the year ended December 31, 2005 compared to 2004 primarily as a result of reduced write off or assets following tenant terminations.

Discontinued operations

Discontinued operations relate to 7979 East Tufts Avenue, a property acquired in October 2003 which we classified as held for sale in June 2006 and sold on July 12, 2006. Results of discontinued operations were as follows (in thousands):

Total revenues	$6,104	$7,147	$1,455
Total expenses	7,091	8,473	1,401

(Loss) income from discontinued operations before minority interests	$(987)	$(1,326)	$54

For the year ended December 31, 2004, total revenues included a lease termination fee of $1.7 million and total expenses included $1.7 million for assets written off in connection with the lease termination.

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

As of December 31, 2005, we had $10.9 million of cash and cash equivalents, excluding $22.1 million of restricted cash. Restricted cash primarily consists of interest bearing cash deposits required by the terms of several of our mortgage loans for a variety of purposes, including real estate taxes, insurance, anticipated or contractually obligated tenant improvements and leasing deposits.

Our short term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties, dividend payments on our series A and series B preferred stock, which were issued on February 9, 2005 and July 26, 2005, respectively, dividend payments to our stockholders and distributions to our unitholders in the operating partnership required to maintain our REIT status, capital expenditures, debt service on our loans and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, restricted cash accounts established for certain future payments and by drawing upon our unsecured credit facility.

As of December 31, 2005 our operating partnership has a $350 million unsecured revolving credit facility (with the option to further increase the unsecured revolving credit facility to $500 million subject to receipt of lender commitments and satisfaction of other conditions). Borrowings under this facility currently bear interest at a rate based on LIBOR plus margin ranging from 1.250% to 1.625%, depending on our operating partnership’s overall leverage, which margin was 1.50% as of December 31, 2005. The unsecured revolving credit facility matures in October 2008, subject to a one-year extension option that we may exercise if certain conditions are met. The amended unsecured revolving credit facility has a $150.0 million sub-facility for foreign exchange advances in Euros and British Sterling. We intend to use available borrowings under the amended unsecured revolving credit facility to, among other things, finance the acquisition of future properties, to fund tenant improvements and capital expenditures, and to provide for working capital and other corporate purposes.

Financing transactions in 2005

On November 10, 2005 we prepaid the outstanding balance of $25.6 million on our 600 West Seventh Street property mortgage. No prepayment fees were incurred as a result of this prepayment.

On November 9, 2005, we prepaid the outstanding balance of $22.0 million for the mezzanine loan on our 34551 Ardenwood Boulevard 1-4, 2334 Lundy Place and 2440 Marsh Lane properties. No prepayment fees were incurred as a result of this prepayment.

On October 4, 2005 we refinanced the mortgage related to our 200 Paul Avenue 1-4 property which resulted in a new loan for $81.0 million at an interest rate of 5.74% which matures on October 8, 2015. Also in October 2005, we terminated the interest rate swap related to this loan and received cash of approximately $0.4 million.

On July 26, 2005, we completed the offering of approximately 5.9 million shares of common stock for total net proceeds, after underwriting discounts and estimated expenses, of $97.8 million, including the proceeds from the exercise of the underwriters’ over-allotment option. Concurrently, we completed the offering of approximately 2.5 million shares of 7.875% Series B cumulative redeemable preferred stock (liquidation preference of $25.00 per share) for total net proceeds, after underwriting discounts and estimated expenses, of $60.5 million, including the proceeds from the exercise of the underwriters’ over-allotment option. We used the net proceeds from the concurrent offerings to reduce borrowings under our unsecured credit facility, to acquire properties and for general corporate purposes.

In February 2005, we completed the offering of 4.14 million shares of our 8.50% series A preferred stock for total net proceeds, after underwriting discounts and estimated expenses, of $99.3 million, including the proceeds from the exercise of the underwriters’ over-allotment option. We used the net proceeds from this offering to reduce borrowings under our unsecured credit facility, acquire properties and for investment and general corporate purposes.

During the year ended December 31, 2005 we purchased the following properties:

Property	Metropolitan Area	Date acquired	Associated mortgage debt ($ millions)	Purchase price ($ millions)
833 Chestnut Street	Philadelphia	Mar. 2005		$59.0
1125 Energy Park Drive	Minneapolis/St. Paul	Mar. 2005	9.7	15.6
350 East Cermak Road	Chicago	May 2005	100.0	141.6
8534 Concord Center Drive	Denver	June 2005		16.5
2401 Walsh Street	Silicon Valley	June 2005		27.4
200 North Nash Street	Los Angeles	June 2005		18.6
2403 Walsh Street	Silicon Valley	June 2005		18.3
4700 Old Ironsides Drive	Silicon Valley	June 2005		16.4
4650 Old Ironsides Drive	Silicon Valley	June 2005		11.8
731 East Trade Street	Charlotte	Aug. 2005	6.1	7.2
113 North Myers	Charlotte	Aug. 2005		4.7
125 North Myers	Charlotte	Aug. 2005		5.3
Paul van Vlissingenstraat 16	Amsterdam, Netherlands	Aug. 2005		17.3
600-780 S. Federal	Chicago	Sept. 2005		39.0
115 Second Avenue	Boston	Oct. 2005		14.3
Chemin de l’Epinglier 2	Geneva, Switzerland	Nov. 2005		12.2
251 Exchange Place	Northern Virginia	Nov. 2005		12.9
7500 & 7520 Metro Center Drive	Austin	Dec. 2005		13.5
3 Corporate Place	New York	Dec. 2005		14.7

			$115.8	$466.3

The purchase price for the 833 Chestnut Street and 1125 Energy Park Drive properties was paid from the proceeds of our offering of series A preferred stock described above along with the assumption of a $9.7 million mortgage loan on the 1125 Energy Park Drive Building. To finance the 350 East Cermak Road purchase we borrowed $100.0 million in the form of a mortgage on the property and also borrowed $35.0 million under our unsecured credit facility.

We acquired 8534 Concord Center Drive from GI Partners. The purchase price of approximately $16.5 million was determined through negotiations between us and GI Partners and was less than the value determined by an independent third party appraiser retained in connection with the acquisition. We funded the purchase price with borrowings under the credit facility. We completed the acquisition of 2401 Walsh Street, 200 North Nash Street, 2403 Walsh Street, 4700 Old Ironsides Drive and 4650 Old Ironsides Drive for a combined purchase price of approximately $92.5 million, which we borrowed under our unsecured credit facility.

Future uses of cash

On January 25, 2006 we purchased a property in Carrollton, Texas for $16.2 million.

On February 6, 2006 we purchased a property in Dublin, Ireland for €5.2 million ($6.3 million at the rate of exchange at the date of purchase) including $0.4 million in Stamp Duty Tax. We also paid an additional $0.8 million in Value Added Tax which we expect to recover in the first quarter of 2006.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of December 31, 2005, we had commitments under leases in effect for $30.0 million of tenant improvement costs and leasing commissions all of which we expect to incur in 2006.

As of December 31, 2005 we have identified from our existing properties approximately 1.1 million square feet of shell condition space as redevelopment space and we also owned approximately 264,000 net rentable square feet of data center space with extensive installed tenant improvements that we may subdivide for multi-tenant turn-key data center use during the next two years rather than lease such space to large single tenants. Turn-Key Data Center space is move-in-ready space for the placement of computer and network equipment required to provide a data center environment. We had leased approximately 123,000 square feet of this space at December 31, 2005. Depending on demand in these buildings, we may incur significant tenant improvement costs to build out and redevelop these spaces.

As of March 7, 2006 we also have signed purchase agreements over the following properties. As we are completing due diligence over these potential acquisitions we can give no assurance that we will complete the purchase of these properties:

•	a property located in Toronto, Canada for approximately $16.0 million

•	a property located in Atlanta for approximately $25.3 million.

On December 3, 2005 we terminated share purchase agreements to acquire 100% of the shares of two German entities which together own IBM Technology Park, an approximately 80 acre technical campus located near Mainz, Germany containing 11 buildings with a total of approximately 1.5 million net rentable square feet. The terminated share purchase agreements provided for an aggregate purchase price, excluding expenses, for 100% of the shares in the two entities of approximately €77.4 million (approximately $93.4 million based on the rate of exchange on March 15, 2006). We are still in discussions with the owner of this property but there can be no assurance that we will acquire this property in the future or if we do so that the price will be similar to the terminated agreements.

We are also subject to the commitments discussed below under “Commitments and Contingencies” and Off-Balance Sheet Arrangements.

We expect to meet our long-term liquidity requirements to pay for scheduled debt maturities and to fund property acquisitions and non-recurring capital improvements with net cash from operations, future long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund future property acquisitions and non-recurring capital improvements using our unsecured credit facility pending permanent financing.

Distributions

We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to continue to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to preferred stockholders, common stockholders and unit holders from cash flow from operating activities. All such distributions are at the discretion of our board of directors. We may be required to use borrowings under the credit facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels. Amounts accumulated for distribution to stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities, which are consistent with our intention to maintain our status as a REIT.

In 2005 and 2004, we have declared the following dividends:

Date dividend and distribution declared	Share class	Dividend and distribution amount per share	Period covered	Dividend and distribution payable date	Annual equivalent rate of dividend and distribution per share	Dividend and distribution amount (in thousands)
November 8, 2005	Series A Preferred Stock	$0.53125	October 1, 2005 to December 31, 2005	December 30, 2005 to shareholders on record on December 15, 2005.	$2.125	$2,199
November 8, 2005	Series B Preferred Stock	$0.49219	October 1, 2005 to December 31, 2005	December 30, 2005 to shareholders on record on December 15, 2005.	$1.969	1,246
November 8, 2005	Common stock and operating partnership common units and long term incentive units.	$0.26500	October 1, 2005 to December 31, 2005	January 13, 2006 to shareholders on record on December 30, 2005.	$1.060	15,639
August 9, 2005	Series A Preferred Stock	$0.53125	July 1, 2005 to September 30, 2005	September 30, 2005 to shareholders on record on September 15, 2005.	$2.125	2,199
August 9, 2005	Series B Preferred Stock	$0.35547	July 26, 2005 to September 30, 2005	September 30, 2005 to shareholders on record on September 15, 2005.	$1.969	900
August 9, 2005	Common stock and operating partnership common units and long term incentive units.	$0.24375	July 1, 2005 to September 30, 2005	September 30, 2005 to shareholders on record on September 15, 2005.	$0.975	14,338
May 16, 2005	Series A Preferred Stock	$0.53125	April 1, 2005 to June 30, 2005	June 30, 2005 to shareholders on record on June 15, 2005.	$2.125	2,199
May 16, 2005	Common stock and operating partnership common units and long term incentive units.	$0.24375	April 1, 2005 to June 30, 2005	June 30, 2005 to shareholders on record on June 15, 2005.	$0.975	12,905
February 14, 2005	Series A Preferred Stock	$0.30694	February 9, 2005 to March 31, 2005	March 31, 2005 to shareholders on record on March 15, 2005.	$2.125	1,271
February 14, 2005	Common stock and operating partnership common units and long term incentive units.	$0.24375	January 1, 2005 to March 31, 2005	March 31, 2005 to shareholders on record on March 15, 2005.	$0.975	12,905
December 14, 2004	Common stock and operating partnership common units and long term incentive units.	$0.15632	November 3, 2004 to December 31, 2004	January 14, 2005 to shareholders on record on December 31, 2004.	$0.975	8,276

Total 2005 dividends and distributions declared through December 31, 2005:

	Declared in 2004	Declared in 2005	Total
Series A Preferred Stock	—	7,868	7,868
Series B Preferred Stock	—	2,146	2,146
Common stock and operating partnership common units and long term incentive units	8,276	55,787	64,063

	$8,276	$65,801	$74,077

All dividends paid on our common and preferred stock in 2005 were classified as ordinary income for income tax purposes.

Contractual Commitments

The following table summarizes our contractual obligations as of December 31, 2005, including the maturities and scheduled principal on our secured debt and unsecured credit facility debt, and provides information about the commitments due in connection with our ground leases, tenant improvement and leasing commissions (in thousands):

Obligation	Total	2006	2007-2008	2009-2010	Thereafter
Long-term debt principal payments(1)	$746,872	$75,306	$294,108	$145,640	$231,818
Interest payable(2)	212,590	42,824	74,251	32,051	63,464
Ground leases(3)	21,240	407	814	814	19,205
Operating lease	2,432	358	719	794	561
Tenant improvements and leasing commissions	29,998	29,998	—	—	—

	$1,013,132	$148,893	$369,892	$179,299	$315,048

(1)	Includes $181.0 million of borrowings under our unsecured credit facility, which is due to mature in October 2008 and excludes $2.2 million of loan premiums.
(2)	Interest payable is based on the interest rate in effect on December 31, 2005 including the effect of interest rate swaps. Interest payable excluding the effect of interest rate swaps is as follows (in thousands):

2006	$43,896
2007-2008	75,408
2009-2010	32,086
Thereafter	63,464

$214,854

(3)	This is comprised of ground lease payments on 2010 East Centennial Circle, Chemin de l’Epinglier 2 and Paul van Vlissingenstraat 16. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. The Chemin de l’Epinglier 2 ground lease which expires in July 2074 contains potential inflation increases which are not reflected in the table above. The Chemin de l’Epinglier 2 and Paul van Vlissingenstraat 16 amounts are translated at the December 31, 2005 exchange rate of $1.32 per Swiss Franc and $1.18 per € 1.00, respectively.

Paul van Vlissingenstraat 16 is subject to an operating ground lease of approximately $3,000 per month expiring in April 2054. We are obligated to pay the seller of the 350 East Cermak Road a contingent fee of up to $20.0 million in the event a new real estate tax classification for the property is obtained prior to December 31, 2006. We have also agreed with the seller to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 263,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2013. As part of the acquisition of Paul van Vlissingenstraat 16, we entered into an agreement with the seller, whereby, for twelve months from the execution of the purchase and sale agreement, our purchase price may increase dependant upon future leasing activity as a result of actions by the seller. The amount of the potential commitment is not currently quantifiable as it is based on a 10% cap rate on the incremental operating income from qualifying new leases that are closed or binding during the participation period. We have no liability for these contingent liabilities on our balance sheet at December 31, 2005.

We are party to interest rate swap agreements with Keybank National Association and Bank of America for approximately $192.9 million of our variable rate debt as of December 31, 2005. Under these swaps, we receive variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amounts. See Item 7A “Quantitative and Qualitative Disclosures about Market Risk.”

Outstanding Consolidated Indebtedness

The table below summarizes our debt, at December 31, 2005 (in millions):

Debt Summary:
Fixed rate	$355.4
Variable rate—hedged by interest rate swaps	192.9

Total fixed rate	548.3
Variable rate—unhedged	198.6

Total	746.9

Percent of Total Debt:
Fixed rate (including swapped debt)	73.4%
Variable rate	26.6%

Total	100.0%

Effective Interest Rate at December 31, 2005
Fixed rate (including swapped debt)	5.79%
Variable rate—unhedged	5.91%
Effective interest rate	5.82%

At December 31, 2005, we had approximately $746.9 million of outstanding consolidated long-term debt as set forth in the table above. Our ratio of debt to total market capitalization was approximately 33% (based on the closing price of our common stock on December 31, 2005 of $22.63. The variable rate debt shown above bears interest at an interest rate based on various LIBOR rates ranging from one to twelve months, depending on the agreement governing the debt. The debt secured by our properties at December 31, 2005 had a weighted average term to initial maturity of approximately 5.0 years (approximately 5.7 years assuming exercise of extension options).

Unsecured Credit Facility. At December 31, 2005 our operating partnership has an unsecured revolving credit facility with commitments thereunder for $350.0 million (with the option to further increase the unsecured revolving credit facility to $500 million subject to receipt of lender commitments and satisfaction of other conditions). Borrowings under the revolving credit facility currently bear interest at a rate based on LIBOR plus margin ranging from 1.250% to 1.625%, depending on our operating partnership’s overall leverage, which margin was 1.50% as of December 31, 2005. The unsecured revolving credit facility matures in October 2008, subject to a one-year extension option, which we may exercise if certain conditions are met. The unsecured revolving credit facility has a $150.0 million sub-facility for foreign exchange advances in Euros and British Sterling. At December 31, 2005 our operating partnership had outstanding $181.0 million under the revolving credit facility and $56.5 million was available for use.

Off-Balance Sheet Arrangements

At December 31, 2005 we were a party to interest rate cap agreements in connection with certain of our indebtedness and interest rate swap agreements with KeyBank National Association and Bank of America related to $192.9 million of outstanding principal on our variable rate debt. See Item 7A “Quantitative and Qualitative Disclosures about Market Risk.” We were also a party to a foreign currency forward sale contract in connection with our ownership of the 6 Braham Street property in London, England. We terminated this contract in January 2006 and received cash of approximately $0.7 million.

As of December 31, 2005, GI Partners had $1.2 million of letters of credit outstanding that secure obligations relating to two of our properties, 600 West Seventh Street and 7979 East Tufts Avenue. These letters of credit were initially issued in lieu of making deposits required by a local utility and in lieu of establishing a restricted cash account on behalf of a lender. These letters of credit were transferred to us on January 1, 2006. Prior to this transfer, we were reimbursing GI Partners for the costs of maintaining the letters of credit, which payments are less than $5,000 per quarter. We currently have no other off-balance sheet arrangements.

Cash Flows

The following summary discussion of our cash flows is based on the consolidated and combined statements of cash flows in Item 8— “Financial Statements and Supplementary Data” and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004 and Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003

The following table shows cash flows and ending cash and cash equivalent balances for the years ended December 31, 2005, 2004 and 2003, respectively. Cash flows include the cash flows of 7979 East Tufts Avenue, a property which we classified as held for sale in June 2006 and sold on July 12, 2006 (in thousands).

	Year Ended December 31,			Increase
	2005	2004	2003	2005 v 2004	2004 v 2003
Net cash provided from operations	$82,848	$44,638	$27,628	$38,210	$17,010
Net cash used in investing activities	(480,815)	(371,277)	(213,905)	(109,538)	(157,372)
Net cash provided by financing activities	404,340	326,022	187,873	78,318	138,149

Net increase (decrease) in cash and cash equivalents	$6,373	$(617)	$1,596	$6,990	$(2,213)

Cash and cash equivalents at end of year	$10,930	$4,557	$5,174	$6,373	$(617)

The increases in net cash provided by operating activities was primarily due to revenues from the properties added to our portfolio which was partially offset by increased operating and interest expenses. We acquired 19, 11 and 8 properties during the years ended December 31, 2005, 2004 and 2003 respectively.

Net cash used in investing activities primarily consists of new properties acquired during the year. The increases in net cash used in investing activities were due to higher expenditures to acquire more properties in later years.

Net cash flows from financing activities consisted of the following amounts (in thousands).

	Year Ended December 31,
	2005	2004	2003
Net proceeds from borrowings	$209,829	$134,087	$142,183
Proceeds from issuance of stock	258,265	230,798	—
Dividend payments	(58,440)	—	—
Purchase of operating partnership units	—	(91,862)	—
Predecessor net contributions	—	61,670	48,290
Other	(5,314)	(8,671)	(2,600)

Net cash provided by financing activities	$404,340	$326,022	$187,873

We experienced net borrowings in all years as a result of our financing of new property acquisitions. Proceeds from issuance of stock related to our initial public offering in November 2004 and subsequent common and preferred stock offerings in February 2005 and July 2005.

Minority interest

Minority interests relate to the interests in the Operating Partnership that are not owned by us, which, at December 31, 2005, amounted to 53.6% of the Operating Partnership Common Units. In conjunction with the our formation, GI Partners received common units, in exchange for contributing ownership interests in the Predecessor’s properties to the Operating Partnership. Also in connection with acquiring real estate interests owned by third parties, the Operating Partnership issued common units to those sellers. Limited partners who acquired common units in the formation transactions have the right, commencing on or after January 3, 2006, to require the Operating Partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to registration rights agreements we entered into with GI Partners and the other third party contributors, we are required to file a shelf registration statement covering the issuance of the shares of our common stock issuable upon redemption of the common units, and the resale of those shares of common stock by the holders. We made the initial filing of this registration statement in November 2005 and currently anticipate that this registration statement will be effective in the first quarter of 2006.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

New Accounting Pronouncements

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated even though uncertainty exists about the timing and/or method of settlement. We adopted Interpretation No. 47 for these financial statements ended December 31, 2005 and the there was no material impact on the financial statements from the adoption of this Interpretation.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Reporting Standard (FAS) No. 123 (revised 2004), Share-Based Payment (“FAS No. 123R”), which is a revision of FAS No. 123, Accounting for Stock-Based Compensation. FAS No. 123R supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and amends FAS No. 95, Statement of Cash Flows. Registrants were initially required to adopt FAS No. 123R as of the beginning of the first interim or annual period that begins after June 15, 2005. We adopted FAS No. 123R as of October 1, 2005 and there was no material impact on our financial statements.